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                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT

                                       TO

              THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                  VOXWARE, INC.

     The undersigned, for purposes of amending the Amended and Restated Certificate of Incorporation (the "Certificate") of Voxware, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     FIRST:   The name of the Corporation is Voxware, Inc. (the "Corporation").

     SECOND: The Certificate was filed with the Office of the Secretary of State of the State of Delaware on June 27, 2003.

     THIRD:   That the first paragraph of Article FOURTH of the Certificate is hereby amended to read, in its entirety, as follows:

     "The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,900,000,000 shares. The Corporation is authorized to have two classes of shares, designated as Common Stock and Preferred Stock. The total number of shares of Common Stock which the Corporation is authorized to issue is 1,035,000,000 shares, and the par value of each of the shares of Common Stock is one tenth of one cent ($.001). The total number of shares of Preferred Stock which the Corporation is authorized to issue is 865,000,000 shares, and the par value of each of the shares of Preferred Stock is one tenth of one cent ($.001). A total of 2,100 shares of Preferred Stock, par value $.001 per share, shall be designated as "Series B Convertible Preferred Stock", a total of 656,000,000 shares of Preferred Stock, par value $.001 per share, shall be designated the "Series D Convertible Preferred Stock", and a total of 208,997,900 shares of Preferred Stock shall be undesignated as to series."

     FOURTH: That the foregoing amendment was duly adopted by the Board of Directors and by the stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

                                  * * * * * * *

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     IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the
Corporation, does hereby execute this Certificate of Amendment to the Amended and Restated Certificate of Incorporation this 30th day of December, 2003.

                                              By: /s/ Allen M. Adler
                                                 -------------------------------
                                                 Allen M. Adler, Controller and
                                                 Interim Chief Financial Officer